EXHIBIT 4.1


                             KOKOPELLI CAPITAL CORP.

                              A FLORIDA CORPORATION

                100,000,000 SHARES COMMON STOCK, $0.001 PAR VALUE



This certifies that _________________________________________________ is hereby issued ____________________________________________________ fully paid and non-assessable Shares of Common Stock of Kokopelli Capital Corp., transferable on the books of the Corporation by the holder hereof, in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, Kokopelli Capital Corp. has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed as of this ___ day of ____________ 20__.



_________________________                              _________________________
President                                              Secretary